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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

 .    NovaStar Assets Corporation, a Delaware corporation
 .    NovaStar Mortgage Funding Corporation, a Delaware corporation
 .    NovaStar Certificates Financing Corporation, a Delaware corporation
 .    NovaStar Capital Access Corporation, a Delaware corporation

NFI Holding Corporation, a Delaware corporation, and its subsidiaries

 .    NovaStar Mortgage, Inc., a Virginia corporation
 .    The Hiresource, Inc., a Delaware corporation
 .    NovaStar Capital, Inc., a Delaware corporation